Universal Display Contact:
Darice Liu
investor@udcoled.com
media@udcoled.com
609-671-0980 x570

UNIVERSAL DISPLAY CORPORATION ANNOUNCES
FIRST QUARTER 2016 FINANCIAL RESULTS

EWING, N.J. - May 5, 2016 - Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the first quarter ended March 31, 2016.
For the first quarter of 2016, the Company reported net income of $1.9 million, or $0.04 per diluted share, on revenues of $29.7 million, compared to net income of $1.3 million, or $0.03 per diluted share, on revenues of $31.2 million for the first quarter of 2015.
“In the first quarter, our commercial emitter revenues grew 8% year-over-year, primarily driven by strong green emitter shipments. Royalty and license fees increased by 22%. Host material sales, in line with expectations, declined year-over-year,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display.
Rosenblatt continued, “The OLED landscape continues to expand. New OLED products are launching, capacity is building, equipment bookings are increasing and the pipeline of OLED design activities is broadening. With OLED display penetration at only about 10% of the total consumer electronic display market, new applications like automotive, virtual reality, augmented reality and signage emerging and OLED lighting transitioning from development stage to commercial, we believe that our long-term growth trajectory remains strong.”
Financial Highlights for the First Quarter of 2016
The Company reported revenues of $29.7 million, compared to revenues of $31.2 million in the same quarter of 2015. Material sales were $24.3 million, down 9% compared to the first quarter of 2015, primarily due to a $5.0 million decrease in host material sales. This decline was partially offset by an increase of $2.5 million in emitter material sales. Royalty and license fees were $5.3 million, up from $4.4 million in the first quarter of 2015.
No revenue was recognized under the Samsung Display Co., Ltd. (SDC) licensing agreement in the first quarter, as SDC is obligated to make licensing payments in the second and fourth quarters of the year. For 2016, the Company expects to recognize $75 million in SDC licensing revenues for the full year.
The Company reported operating income of $2.5 million, up from $1.8 million for the first quarter of 2015. Operating expenses were $27.2 million, compared to $29.5 million in the same quarter of 2015. Cost of materials was $5.1 million, compared to $8.6 million in the first quarter of 2015, reflecting the decline in host material sales volume, which have less favorable margins than the Company’s emitter materials.
The Company’s balance sheet remained strong, with cash and cash equivalents and investments of $395.7 million as of March 31, 2016.
2016 Guidance
The Company’s 2016 guidance remains unchanged. With the OLED industry still at an early state where many variables can have a material impact on its growth, the Company continues to believe that its 2016 revenues will increase 15% year-over-year, plus or minus 5%, as compared to 2015.
Conference Call Information
In conjunction with this release, Universal Display will host a conference call on Thursday, May 5, 2016 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the “events” portion of the Company’s website. Those wishing to participate in the live call should dial 1-888-855-5428 (toll-free) or 1-719-457-2080, and reference conference ID 9143101. Please dial in 5-10 minutes prior to the scheduled conference call time.
About Universal Display Corporation
Universal Display Corporation (Nasdaq: OLED) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries. Founded in 1994, the Company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 3,600 issued and pending patents worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology, that can enable the development of low power and eco-friendly displays and white lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal

Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.
Based in Ewing, New Jersey, with international offices in Ireland, South Korea, Hong Kong, Japan and Taiwan, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc. The Company has also established relationships with companies such as AU Optronics Corporation, BOE Technology, DuPont Displays, Inc., Innolux Corporation, Kaneka Corporation, Konica Minolta Technology Center, Inc., LG Display Co., Ltd., Lumiotec, Inc., OLEDWorks LLC., OSRAM, Pioneer Corporation, Samsung Display Co., Ltd., Sumitomo Chemical Company, Ltd. and Tohoku Pioneer Corporation. To learn more about Universal Display, please visit www.udcoled.com.
Universal Display Corporation and the Universal Display logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.
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All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2015. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)

	March 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$110,091	$97,513
Short-term investments	269,498	297,981
Accounts receivable	20,866	24,729
Inventories	14,709	12,748
Deferred income taxes	12,548	12,326
Other current assets	4,683	2,387
Total current assets	432,395	447,684
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $28,799 and $27,897	22,362	22,407
ACQUIRED TECHNOLOGY, net of accumulated amortization of $57,587 and $54,837	69,265	72,015
INVESTMENTS	16,092	2,187
DEFERRED INCOME TAXES	15,287	14,945
OTHER ASSETS	645	174
TOTAL ASSETS	$556,046	$559,412
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,294	$6,849
Accrued expenses	6,746	17,387
Deferred revenue	10,353	10,107
Other current liabilities	757	167
Total current liabilities	25,150	34,510
DEFERRED REVENUE	35,515	35,543
RETIREMENT PLAN BENEFIT LIABILITY	24,485	22,594
Total liabilities	85,150	92,647

SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 48,147,715 and 48,132,223 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	483	482
Additional paid-in capital	592,769	589,885
Accumulated deficit	(71,678)	(73,627)
Accumulated other comprehensive loss	(10,522)	(9,819)
Treasury stock, at cost (1,357,863 shares at March 31, 2016 and December 31, 2015)	(40,158)	(40,158)
Total shareholders’ equity	470,896	466,765
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$556,046	$559,412

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
REVENUE:
Material sales	$24,304	$26,818
Royalty and license fees	5,342	4,375
Technology development and support revenue	57	30
Total revenue	29,703	31,223

OPERATING EXPENSES:
Cost of material sales	5,052	8,581
Research and development	10,476	9,919
Selling, general and administrative	6,660	6,200
Patent costs and amortization of acquired technology	4,094	3,967
Royalty and license expense	875	785
Total operating expenses	27,157	29,452
Operating income	2,546	1,771
INTEREST INCOME	332	173
INTEREST EXPENSE	(8)	(12)
INCOME BEFORE INCOME TAXES	2,870	1,932
INCOME TAX EXPENSE	(921)	(618)
NET INCOME	$1,949	$1,314

NET INCOME PER COMMON SHARE:
BASIC	$0.04	$0.03
DILUTED	$0.04	$0.03

WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	46,774,360	45,785,725
DILUTED	46,907,558	46,214,247

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,949	$1,314
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue	(2,032)	(1,177)
Depreciation	902	702
Amortization of intangibles	2,750	2,750
Amortization of premium and discount on investments, net	(297)	(135)
Stock-based compensation to employees	2,830	1,715
Stock-based compensation to Board of Directors and Scientific Advisory Board	408	366
Deferred income tax benefit	(169)	334
Retirement plan benefit expense	1,029	592
Decrease (increase) in assets:
Accounts receivable	3,863	3,911
Inventories	(1,961)	(1,858)
Other current assets	(2,296)	703
Other assets	(472)	20
(Decrease) increase in liabilities:
Accounts payable and accrued expenses	(9,134)	(8,584)
Other current liabilities	590	(55)
Deferred revenue	2,250	46,382
Net cash provided by operating activities	210	46,980
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(516)	(1,950)
Purchases of investments	(193,929)	(51,957)
Proceeds from sale of investments	208,571	90,876
Net cash provided by investing activities	14,126	36,969
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	99	90
Proceeds from the exercise of common stock options	151	702
Payment of withholding taxes related to stock-based employee compensation	(2,008)	(4,970)
Net cash used in financing activities	(1,758)	(4,178)
INCREASE IN CASH AND CASH EQUIVALENTS	12,578	79,771
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	97,513	45,418
CASH AND CASH EQUIVALENTS, END OF PERIOD	$110,091	$125,189